Exhibit 99.1

Victory Capital Reports November 30, 2019 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--December 11, 2019--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $149.5 billion on November 30, 2019.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	November 30, 2019	October 31, 2019
Fixed Income	$37,800	$37,754
Solutions	30,850	30,187
U.S. Mid Cap Equity	26,006	25,378
U.S. Small Cap Equity	17,090	16,440
U.S. Large Cap Equity	13,934	13,532
Global / Non-U.S. Equity	12,097	11,880
Other	212	217
Total Long-Term Assets	$137,990	$135,388
Money Market Assets	11,489	11,451
Total Assets Under Management	$149,478	$146,839

By Vehicle
Mutual Funds[2]	$116,832	$114,927
Separate Accounts and Other Vehicles[3]	28,555	27,917
ETFs	4,091	3,994
Total Assets Under Management	$149,478	$146,839

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $149.5 billion in assets under management as of November 30, 2019.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us on Twitter and LinkedIn.

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com